                                                                    Exhibit 99.1


                    [Horace Mann Educators Corporation logo]

                                                         Dwayne D. Hallman
                                                         Senior Vice President -
                                                           Finance
                                                         Horace Mann Educators
                                                           Corporation
                                                         (217) 788-5708
                                                         www.horacemann.com

                           HORACE MANN REPORTS RESULTS
                           FOR FOURTH QUARTER AND YEAR

SPRINGFIELD, Ill., February 17, 2004 -- Horace Mann Educators Corporation (NYSE:HMN) today reported net income of $23.1 million (54 cents per share) and $19.0 million (44 cents per share) for the three and twelve months ended December 31, 2003, respectively, including adverse development and strengthening of prior years' property and casualty reserves as well as a significant level of catastrophe losses. These results compare to net income of $13.5 million (33 cents per share) and $11.3 million (28 cents per share) for the same periods in 2002. Included in current year net income were net realized gains on securities of $20.8 million ($13.5 million after tax, or 32 cents per share) and $25.5 million ($16.6 million after tax, or 38 cents per share) for the fourth quarter and twelve months of 2003, compared to net realized gains of $2.5 million ($1.6 million after tax, or 4 cents per share) and net realized losses of $49.4 million ($32.2 million after tax, or 77 cents per share) for the comparable periods a year earlier. In 2002, net income also included charges for restructuring, debt retirement and class action litigation which totaled $0.8 million ($0.5 million after tax, or 1 cent per share) and $8.1 million ($5.2 million after tax, or 13 cents per share) for the three and twelve months, respectively. All per-share amounts are stated on a diluted basis.

The company's earnings for the quarter ended December 31, 2003 were negatively affected by $12.1 million pretax, approximately 18 cents per share, of adverse development and strengthening of prior years' property and casualty claims reserves, which primarily related to voluntary automobile liability claims. Total property and casualty reserves were $320.9 million as of December 31, 2003.

The independent property and casualty actuarial and claims consultants from Deloitte & Touche recently completed the previously announced review of the company's claims operations and reserving processes. This included a review of claims files and claim handling processes and procedures (including case reserving) and the process for establishing supplemental and IBNR reserves.
In addition, Deloitte was engaged to perform the independent property and casualty claims reserve study for December 31, 2003.

"The in-depth review conducted by Deloitte and the additional insights it has provided regarding recent adverse property and casualty reserve development have been incorporated into the establishment of year-end reserves," stated Louis G. Lower II, President and Chief Executive Officer. "Reserve levels at December 31, 2003 are consistent with Deloitte's point estimates with the exception of voluntary automobile liability reserves which were recorded toward the high end of their range to improve our confidence in the property and casualty reserve levels going into 2004."

As previously announced, the company's earnings for the quarter ended December 31, 2003 were also negatively affected by catastrophe losses. Total catastrophe losses were 21 cents per share for the quarter, due primarily to the California wildfires, compared to losses of 9 cents per share in the fourth quarter of 2002.

These negative prior year comparisons were partially offset by the impact of property and casualty rate increases on earned premiums and favorable property loss results excluding the impact of catastrophes.

"Our underlying 2003 results support a preliminary full year 2004 estimate of net income before realized investment gains and losses of between $1.20 and $1.30 per share," said Lower. "This projection anticipates improvement in the property and casualty statutory combined ratio and stabilization of operating results in the annuity and life segments."

Results of Operations

The company's core lines premiums written and contract deposits increased 9 and 8 percent compared to the fourth quarter and twelve months of 2002, respectively, resulting from rate increases in the property and automobile lines and notable growth in new annuity deposits in both the third and fourth quarters.

Horace Mann's career agency force totaled 888 agents at December 31, 2003. "While the number of agents declined compared to a year ago, average agent productivity increased for both the fourth quarter and the year. We have implemented additional programs to continue development of a high quality agency force and improve retention of productive agents," Lower said. "Total sales increased 25 percent and 15 percent for the quarter and full year, respectively, compared to the prior year. While also benefitting from strong life and homeowner insurance sales, this increase was primarily driven by growth in new annuity deposits. The combination of our independent and career agent channels produced growth of 34 percent in annuity sales for the quarter and 22 percent for the year."

     Property and Casualty

Written premiums for voluntary property and casualty insurance increased 6 percent and 7 percent in the current quarter and twelve months, respectively. On an annual basis, the growth was a result of increases in average written premium per policy of approximately 5 percent for automobile and 12 percent for homeowners. The number of automobile policies in force decreased slightly compared to a year earlier, and homeowners policies in force decreased by 2 percent. In the current periods, involuntary automobile and involuntary property premiums were negatively impacted by adjustments to anticipated premiums from state reinsurance facilities.

For the fourth quarter of 2003, property and casualty segment net income was $2.2 million, compared to $3.8 million for the same period in 2002. Horace Mann's property and casualty statutory combined ratio was 111.5 percent for the fourth quarter of 2003, compared to 104.8 percent a year earlier. For the year, the property and casualty segment recorded a net loss of $17.8 million and the combined ratio was 111.5 percent, compared to net income of $19.9 million and a combined ratio of 103.6 percent a year earlier. In 2002, the combined ratio reflected the impact of restructuring charges, which represented 0.8 percentage points for the year, as well as class action litigation charges, which represented 0.3 percentage points for the twelve months. The property and casualty statutory expense ratio of 23.2 percent for the full year 2003 was 1 percentage point lower than a year earlier, primarily as a result of the non-recurring charge related to the restructure of the property and casualty claims operation recorded in 2002.

The 2003 property and casualty results included adverse prior years' loss reserve development representing 8.8 percentage points of the combined ratio, or $12.1 million pretax, in the fourth quarter and 10.5 percentage points, or $56.4 million pretax, for the full year. In 2002, development of prior years' reserves decreased property and casualty pretax earnings $15.2 million and $24.0 million for the fourth quarter and full year, respectively. Compared to the prior year, the higher level of 2003 wildfire and weather-related catastrophe losses represented an increase in the combined ratio of approximately 6 and 4 percentage points for the quarter and year, respectively.

Fourth quarter 2003 catastrophe losses of $14.0 million pretax were $8.1 million greater than the same period a year earlier. Homeowner claims from the California wildfires, net of anticipated reinsurance recoveries, represented $12.0 million of the current quarter's losses. For the full year, catastrophe losses in 2003 were $21.3 million greater than in 2002.

The voluntary automobile statutory loss ratio for the fourth quarter of 2003 was
93.0 percent, an increase of 15.4 percentage points compared to 77.6 percent for the same period in 2002. The current period included 13.7 percentage points due to adverse development of prior years' reserves, compared to a 10.7 percentage point impact in the prior year. For full year 2003, the voluntary automobile statutory loss ratio was 89.7 percent and included 14.5 percentage points of adverse prior years' development, compared to a 2002 loss ratio of 77.0 percent including 4.1 percentage points of adverse prior years' development.

The property statutory loss ratio of 82.6 percent for the full year increased
1.6 percentage points compared to 2002 in spite of a 13.1 percentage point increase attributable to higher catastrophe losses in the current year. For full year 2003, the property statutory combined ratio excluding catastrophes of 84.5 percent improved 11.9 percentage points compared to the prior year, due primarily to the favorable results in the current quarter.

     Annuity

New annuity deposits in the fourth quarter increased 18 percent over the prior year. The full year growth of 13 percent primarily reflected a 46 percent increase in new single premium and rollover deposits. New scheduled annuity deposits decreased 4 percent compared to the full year 2002. During 2003, the retention ratio for fixed and variable accumulated annuity deposits remained strong -- in the mid-90s -- and the number of annuity contracts outstanding increased 4 percent compared to December 31, 2002.

New annuity sales by Horace Mann agents increased 1 percent and 4 percent in the quarter and year, respectively, compared to the same periods in 2002. Primarily driven by Horace Mann"s independent agent distribution initiative, total annuity sales increased 34 percent for the quarter and 22 percent for the full year. Annuity production from independent agents has shown steady sequential growth for each quarter in 2003, particularly in the last six months. "In 2004, we will continue to leverage the independent agent channel as a key source for growth in our annuity business, but with greater emphasis on variable deposits to improve overall returns in this low interest rate environment," Lower commented.

Annuity segment net income was $5.7 million for the fourth quarter of 2003, an increase of 21 percent compared to the same period in 2002, while full year net income was $14.4 million in 2003 versus $17.0 million a year earlier. On a pretax basis, fourth quarter 2003 income increased $0.3 million compared to 2002 while full year pretax income decreased $3.4 million versus prior year. Current period earnings were adversely impacted by a reduction in the pretax net interest margin of $0.7 million for the quarter and $6.2 million for the year, reflecting spread compression due to lower investment income.

Valuation of annuity segment deferred acquisition costs and value of acquired insurance in force at December 31, 2003 increased pretax income by $1.3 million and $2.6 million for the current quarter and year, respectively, compared to similar valuations a year earlier. Changes in reserves for guaranteed minimum death benefits (GMDB) in 2003 increased pretax income by $0.2 million and $1.2 million in the fourth quarter and full year, respectively, compared to the changes recorded for the same periods in 2002. For the current quarter and year, fee income related to variable annuity deposits increased $0.7 million and $0.4 million, respectively, compared to 2002, due primarily to favorable equity market performance.

     Life

Life segment insurance premiums and contract deposits for the quarter and year decreased slightly compared to the same periods in 2002. Life policies in force declined while the amount of insurance in force increased during 2003.

Life segment net income of $3.8 million for the quarter and $13.4 million for the year declined $1.6 million and $5.5 million compared to the respective periods in 2002, primarily reflecting a decline in investment income and an increase in mortality costs. Valuation of life segment deferred acquisition costs at December 31, 2003 increased pretax income by $1.9 million and $1.0 million in the current quarter and year, respectively, compared to a similar valuation in 2002.

Realized Investment Gains and Losses

In 2003, pretax realized investment gains were $20.8 million and $25.5 million for the quarter and year, respectively. In the current quarter, impairment of one security in the amount of $3.2 million pretax was more than offset by gains from portfolio transactions. Gains realized in the quarter included $12.9 million pretax from sales of securities impaired in 2002. For the year ended December 31, 2003, impairment charges totaled $12.5 million pretax. In 2002, the company recorded impairment charges, largely related to fixed income securities of companies in the communications sector, which represented the primary component of the $49.4 million pretax realized investment losses for the year.

Horace Mann -- the largest national multiline insurance company focusing on educators' financial needs -- provides retirement annuities, life insurance, property/casualty insurance, and other financial solutions. Founded by educators for educators in 1945, the company is headquartered in Springfield, Ill. Horace Mann is publicly traded on the New York Stock Exchange as HMN. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. Information concerning factors that could cause actual results to differ materially from those in forward-looking statements is contained from time to time in the company's public filings with the Securities and Exchange Commission.

                                      # # #

                        HORACE MANN EDUCATORS CORPORATION
                        Digest of Earnings and Highlights
                  (Dollars in Millions, Except Per Share Data)

                                                                  Quarter Ended                     Year Ended
                                                                   December 31,                    December 31,
                                                                 ----------------                ----------------
                                                                  2003      2002     % Change     2003      2002     % Change
                                                                 ------    ------    --------    ------    ------    --------
DIGEST OF EARNINGS
------------------

Net income                                                       $ 23.1    $ 13.5      71.1%     $ 19.0    $ 11.3      68.1%

Net income per share:
    Basic                                                        $ 0.54    $ 0.33      63.6%     $ 0.44    $ 0.28      57.1%
    Diluted                                                      $ 0.54    $ 0.33      63.6%     $ 0.44    $ 0.28      57.1%

Weighted average number of shares and equivalent shares:
     Basic                                                         42.7      41.3                  42.7      40.9
     Diluted                                                       42.9      41.5                  42.9      41.2

HIGHLIGHTS
----------

Operations
----------

Insurance premiums written
    and contract deposits
      Core lines                                                 $254.2    $233.8       8.7%     $958.2    $887.6       8.0%
      Total                                                       249.8     236.3       5.7%      955.5     899.3       6.2%

Return on equity (A)                                                                                3.5%      2.4%

Property & Casualty statutory
    combined ratio (B)                                            111.5%    104.8%                111.5%    103.6%

Property & Casualty statutory combined
    ratio before catastrophes (B)                                 101.3%    100.3%                105.3%    101.3%

Experienced agents                                                                                  510       527      -3.2%
Financed agents                                                                                     378       395      -4.3%
    Total agents                                                                                    888       922      -3.7%

Additional Per Share Information
--------------------------------

Dividends paid                                                   $0.105    $0.105         -      $ 0.42    $ 0.42         -

Book value (C)                                                                                   $12.42    $12.39       0.2%

Financial Position
------------------

Total assets                                                                                    $4,983.6      $4,512.3      10.4%
Short-term debt                                                                                 $   25.0             -
Long-term debt                                                                                     144.7         144.7
Total shareholders' equity                                                                         530.5         528.8       0.3%


(A) Based on 12-month net income and average quarter-end shareholders' equity.
(B) Consistent with management's evaluation of the property and casualty operations, the combined ratio, which is the sum of the loss ratio and the expense ratio, is computed based on financial information prepared in accordance with statutory accounting principles and as reported to state insurance departments. Expenses are divided by net written premiums. Statutory expenses differ from GAAP expenses primarily with regard to policy acquisition costs, which are not deferred and amortized for statutory purposes, but rather recognized as incurred. The sum of losses and loss adjustment expenses incurred is divided by net earned premiums. Property and casualty statutory net written premiums and net earned premiums differ from the comparable GAAP amounts primarily with regard to the classification of certain service fees and escrowed amounts.
(C) Before the market value adjustment for investments, book value per share was $10.51 at December 31, 2003 and $10.50 at December 31, 2002. Ending shares outstanding were 42,721,940 at December 31, 2003 and 42,691,244 at December 31, 2002.

                        HORACE MANN EDUCATORS CORPORATION
                            Statements of Operations
                  (Dollars in Millions, Except Per Share Data)

                                                       Quarter Ended                     Year Ended
                                                        December 31,                    December 31,
                                                      ----------------                ----------------
                                                       2003      2002     % Change     2003      2002     % Change
                                                      ------    ------    --------    ------    ------    --------
STATEMENTS OF OPERATIONS
------------------------

Insurance premiums written
    and contract deposits (A)                         $249.8    $236.3       5.7%     $955.5    $899.3       6.2%

Insurance premiums and
    contract charges earned (A)                       $165.5    $159.7       3.6%     $643.5    $625.2       2.9%
Net investment income                                   46.2      48.4      -4.5%      184.7     196.0      -5.8%
Realized investment gains (losses)                      20.8       2.5                  25.5     (49.4)

       Total revenues                                  232.5     210.6      10.4%      853.7     771.8      10.6%

Benefits, claims and settlement expenses               130.4     112.7                 519.0     450.9
Interest credited                                       26.2      25.3                 103.0      98.4
Policy acquisition expenses amortized                   14.0      15.5                  64.3      61.3
Operating expenses                                      38.1      34.9       9.2%      137.3     131.2       4.6%
Amortization of intangible assets                        0.2       1.1                   5.0       5.7
Interest expense                                         1.6       1.8                   6.3       8.5
Restructuring charges (adjustments)                        -         -                  (0.4)      4.2
Debt retirement costs                                      -       0.8                     -       2.3
Litigation charges                                         -         -                     -       1.6

       Total benefits, losses and expenses             210.5     192.1       9.6%      834.5     764.1       9.2%

Income before income taxes                              22.0      18.5      18.9%       19.2       7.7     149.4%
    Income tax expense (benefit)                        (1.1)      5.0                   0.2      (3.6)

Net income                                            $ 23.1    $ 13.5      71.1%     $ 19.0    $ 11.3      68.1%


(A) Effective December 31, 2001, Horace Mann ceased writing automobile insurance policies in Massachusetts. See footnote (A) on page 3 for quantification.

                        HORACE MANN EDUCATORS CORPORATION
                       Supplemental GAAP Consolidated Data
                              (Dollars in Millions)

                                                                 Quarter Ended                     Year Ended
                                                                  December 31,                    December 31,
                                                                ----------------                ----------------
                                                                 2003      2002     % Change     2003      2002     % Change
                                                                ------    ------    --------    ------    ------    --------
Analysis of Premiums Written
    and Contract Deposits
----------------------------

Automobile and property (voluntary) (A)                         $139.0    $131.1       6.0%     $549.2    $513.2       7.0%

Annuity deposits                                                  84.3      71.3      18.2%      296.6     261.5      13.4%

Life                                                              30.9      31.4      -1.6%      112.4     112.9      -0.4%

       Subtotal - core lines                                     254.2     233.8       8.7%      958.2     887.6       8.0%

Involuntary and other property & casualty (A)                     (4.4)      2.5                  (2.7)     11.7

       Total (A)                                                 249.8     236.3       5.7%      955.5     899.3       6.2%
       Total, excluding Massachusetts automobile (A)             249.8     236.5       5.6%      955.5     898.1       6.4%


Analysis of Net Income
----------------------

Property & Casualty
    Before catastrophes                                         $ 11.4    $  7.7      48.1%     $  3.8    $ 27.7     -86.3%
    Catastrophe losses, after tax                                 (9.2)     (3.9)                (21.6)     (7.8)

       Total Property & Casualty                                   2.2       3.8     -42.1%      (17.8)     19.9

Annuity                                                            5.7       4.7      21.3%       14.4      17.0     -15.3%

Life                                                               3.8       5.4     -29.6%       13.4      18.9     -29.1%

Corporate and other (B)                                           11.4      (0.4)                  9.0     (44.5)

          Net income                                              23.1      13.5      71.1%       19.0      11.3      68.1%


(A) Effective December 31, 2001, Horace Mann ceased writing automobile insurance policies in Massachusetts.
      This business represented the following amounts for the periods indicated:

        Premiums written
          Voluntary automobile and core lines                        -         -                     -         -
          Total                                                      -     ($0.2)                    -    $  1.2
        Premiums earned
           Voluntary automobile and core lines                       -       0.6                     -       9.9
           Total                                                     -       1.3                $  0.2      15.6
        Policies in force (in thousands)
            Voluntary automobile                                                                     -         -

(B) The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other reconciling items to net income. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with management's evaluation of the results of those segments. See detail for this segment on page 5.

                        HORACE MANN EDUCATORS CORPORATION
                     Supplemental Business Segment Overview
                              (Dollars in Millions)

                                                                     Quarter Ended                         Year Ended
                                                                      December 31,                        December 31,
                                                                  -------------------                 -------------------
                                                                    2003       2002       % Change      2003       2002    % Change
                                                                  -------     ------     ---------    --------   --------  ---------
Property & Casualty
-------------------
Premiums written (A)                                              $ 134.6     $ 133.6        0.7%     $ 546.5      $524.9      4.1%
Premiums earned (A)                                                 138.1       132.8        4.0%       533.8       519.6      2.7%
Net investment income                                                 8.0         8.8       -9.1%        31.9        35.2     -9.4%
Losses and loss adjustment expenses                                 119.9       104.5                   472.9       410.2
Operating expenses (includes policy
      acquisition expenses amortized)                                34.7        32.9                   128.0       120.8
Income (loss) before tax                                             (8.5)        4.2                   (35.2)       23.8
Net income (loss)                                                     2.2         3.8      -42.1%       (17.8)       19.9

Net investment income, after tax                                      6.6         6.9       -4.3%        26.2        27.1     -3.3%

Catastrophe losses, after tax                                         9.2         3.9                    21.6         7.8

Statutory operating statistics (B):
      Loss and loss adjustment expense ratio                        87.0%       78.3%                    88.3%       79.2%
      Expense ratio                                                 24.5%       26.5%                    23.2%       24.4%
      Combined ratio                                               111.5%      104.8%                   111.5%      103.6%
          Expense ratio impact of restructuring charges (C)            -           -                        -         0.8%
          Impact of litigation charges (D)                             -           -                        -         0.3%

      Combined ratio before catastrophes                           101.3%      100.3%                   105.3%      101.3%

Automobile and property detail:
      Premiums written (voluntary) (A)                            $ 139.0     $ 131.1        6.0%     $ 549.2      $513.2      7.0%
          Automobile (A)                                            101.2        95.5        6.0%       399.4       376.8      6.0%
          Property                                                   37.8        35.6        6.2%       149.8       136.4      9.8%

      Premiums earned, including Massachusetts (voluntary) (A)      138.8       127.6        8.8%       534.8       504.3      6.0%
      Premiums earned, excluding Massachusetts (voluntary) (A)      138.8       127.0        9.3%       534.8       494.4      8.2%
          Automobile, excluding Massachusetts (A)                   100.7        93.4        7.8%       391.3       365.3      7.1%
          Automobile, including Massachusetts (A)                   100.7        94.0        7.1%       391.3       375.2      4.3%
          Property                                                   38.1        33.6       13.4%       143.5       129.1     11.2%

      Policies in force (voluntary) (in thousands) (A)                                                    850         857     -0.8%
          Automobile, excluding Massachusetts (A)                                                         571         573     -0.3%
          Automobile, including Massachusetts (A)                                                         571         573     -0.3%
          Property                                                                                        279         284     -1.8%

      Voluntary automobile statutory operating statistics (B):
          Loss and loss adjustment expense ratio                    93.0%       77.6%                    89.7%       77.0%
          Expense ratio                                             23.5%       26.1%                    23.1%       24.8%
          Combined ratio                                           116.5%      103.7%                   112.8%      101.8%
              Expense ratio impact of restructuring charges (C)         -          -                        -         0.9%
              Impact of litigation charges (D)                          -          -                        -         0.4%

          Combined ratio before catastrophes                       116.1%      103.2%                   111.7%      101.2%

      Total property statutory operating statistics (B):
          Loss and loss adjustment expense ratio                    68.0%       73.5%                    82.6%       81.0%
          Expense ratio                                             24.9%       25.3%                    22.5%       22.9%
          Combined ratio                                            92.9%       98.8%                   105.1%      103.9%
              Expense ratio impact of restructuring charges (C)        -           -                        -         0.7%

          Combined ratio before catastrophes                        55.5%       83.6%                    84.5%       96.4%

Prior years' reserves favorable (adverse)
      development, pretax
          Voluntary automobile (D)                                $ (13.8)    $ (10.1)                $ (57.0)     $(15.5)
          Total property                                             (0.1)       (3.1)                   (0.6)       (4.2)
          Other property and casualty                                 1.8        (2.0)                    1.2        (4.3)
              Total (D)                                             (12.1)      (15.2)                  (56.4)      (24.0)

(A) Effective December 31, 2001, Horace Mann ceased writing automobile insurance policies in Massachusetts. See footnote (A) on page 3 for quantification.
(B) Also see footnote (B) on page 1.
(C) Represents a $4.2 million pretax statutory accounting charge for claims restructuring costs for the year ended December 31, 2002 which was recorded in the third quarter of 2002. $3.3 million was charged to voluntary automobile, and $0.9 million was charged to property.
(D) Includes a $1.6 million pretax statutory accounting charge for class action litigation for the year ended December 31, 2002 which was recorded in the second quarter of 2002.

                        HORACE MANN EDUCATORS CORPORATION
                     Supplemental Business Segment Overview
                              (Dollars in Millions)

                                                                  Quarter Ended                            Year Ended
                                                                   December 31,                           December 31,
                                                               -------------------                     ------------------
                                                                  2003       2002    % Change             2003     2002    % Change
                                                               ---------   -------  ----------         --------- --------  ---------
Annuity
-------
Contract deposits                                                 $84.3     $71.3       18.2%          $  296.6  $  261.5     13.4%
      Variable                                                     36.3      32.5       11.7%             115.3     120.3     -4.2%
      Fixed                                                        48.0      38.8       23.7%             181.3     141.2     28.4%
Contract charges earned                                             4.0       3.3       21.2%              14.6      14.2      2.8%
Net investment income                                              26.3      26.5       -0.8%             104.4     107.7     -3.1%
Net interest margin
      (without realized gains)                                      8.2       8.9                          33.1      39.3
Net margin (includes fees and
      contract charges earned)                                     10.8      12.7      -15.0%              49.6      55.5    -10.6%
Mortality gain (loss) and other reserve changes                    (0.1)      1.1                          (0.8)     (0.8)
Operating expenses (includes policy
      acquisition expenses amortized)                               3.9       6.4                          25.6      27.5
Income before tax and amortization of
      intangible assets                                             6.8       7.4       -8.1%              23.2      27.2    -14.7%
Amortization of intangible assets                                  (0.2)      0.7                           3.4       4.0
Income before tax                                                   7.0       6.7                          19.8      23.2
Net income                                                          5.7       4.7       21.3%              14.4      17.0    -15.3%

Pretax income increase (decrease) due to valuation of:
      Deferred policy acquisition costs                           $ 1.4     $ 0.9                      $    2.4      $0.1
      Value of acquired insurance in force                          1.1       0.3                           0.2      (0.1)
      Guaranteed minimum death benefit reserve                      0.4       0.2                           0.7      (0.5)

Annuity contracts in force (in thousands)                                                                   153       147      4.1%
Accumulated value on deposit                                                                           $2,769.8  $2,360.5     17.3%
      Variable                                                                                          1,119.2     854.5     31.0%
      Fixed                                                                                             1,650.6   1,506.0      9.6%
Annuity accumulated value retention - 12 months
      Variable accumulations                                                                              92.8%     92.1%
      Fixed accumulations                                                                                 95.1%     94.0%


Life
----
Premiums and contract deposits                                    $30.9     $31.4       -1.6%          $  112.4  $  112.9     -0.4%
Premiums and contract charges earned                               23.4      23.6       -0.8%              95.1      91.4      4.0%
Net investment income                                              12.2      13.3       -8.3%              49.6      53.9     -8.0%
Income before tax                                                   6.0       8.3                          20.8      29.2
Net income                                                          3.8       5.4      -29.6%              13.4      18.9    -29.1%

Pretax income increase (decrease) due to valuation of:
      Deferred policy acquisition costs                           $ 1.4     $(0.5)                     $    1.4  $    0.4

Life policies in force (in thousands)                                                                       259       264     -1.9%
Life insurance in force (in millions)                                                                  $ 13,267  $ 13,197      0.5%
Lapse ratio - 12 months
      (Ordinary life insurance)                                                                             7.7%      9.1%


Corporate and Other (A)
-----------------------
Components of gain (loss) before tax:
      Realized investment gains (losses)                          $20.8     $ 2.5                      $   25.5  $  (49.4)
      Restructuring (charges) adjustments                             -         -                           0.4      (4.2)
      Debt retirement costs                                           -      (0.8)                            -      (2.3)
      Litigation charges                                              -         -                             -      (1.6)
      Interest expense                                             (1.6)     (1.8)                         (6.3)     (8.5)
      Other operating expenses                                     (1.7)     (0.6)                         (5.8)     (2.5)
Gain (loss) before tax                                             17.5      (0.7)                         13.8     (68.5)
Net gain (loss)                                                    11.4      (0.4)                          9.0     (44.5)

(A) The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other reconciling items to net income. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with management's evaluation of the results of those segments.

                        HORACE MANN EDUCATORS CORPORATION
                     Supplemental Business Segment Overview
                              (Dollars in Millions)

                                                                  Quarter Ended                       Year Ended
                                                                   December 31,                      December 31,
                                                               ------------------                --------------------
                                                                 2003       2002   % Change        2003         2002     % Change
                                                               -------    -------  --------      --------     -------    --------
Investments
-----------
Annuity and Life
      Fixed maturities, at market
          (amortized cost 2003, $2,501.2; 2002, $2,291.4)                                        $2,613.0      $2,397.3
      Mortgage loans and real estate                                                                  4.6           4.9
      Short-term investments                                                                          9.0          52.6
      Short-term investments, securities lending collateral                                          22.1           1.3
      Policy loans and other                                                                         74.0          69.1
                                                                                                 --------      --------
              Total Annuity and Life investments                                                  2,722.7       2,525.2      7.8%

Property & Casualty
      Fixed maturities, at market
          (amortized cost 2003, $623.7; 2002, $567.6)                                               645.7         593.9
      Short-term investments                                                                          9.8           5.0
      Short-term investments, securities lending collateral                                             -           2.6
      Other                                                                                           0.7           0.3
                                                                                                 ---------     --------
              Total Property & Casualty investments                                                 656.2         601.8      9.0%

Corporate investments                                                                                 6.8           3.6

                  Total investments                                                               3,385.7       3,130.6      8.1%

Net investment income
      Before tax                                                $46.2      $48.4     -4.5%       $  184.7      $  196.0     -5.8%
      After tax                                                  31.4       32.7     -4.0%          125.5         131.7     -4.7%

Realized investment gains (losses) by
   investment portfolio included in
   Corporate & Other segment income
      Property & Casualty                                       $11.0          -                 $   10.2      $  (16.1)
      Annuity                                                    11.2      ($3.1)                    16.8         (24.9)
      Life                                                       (1.5)       5.6                     (1.6)         (8.0)
      Corporate and Other                                         0.1          -                      0.1          (0.4)
          Total, before tax                                      20.8        2.5                     25.5         (49.4)
          Total, after tax                                       13.5        1.6                     16.6         (32.2)
              Per share, diluted                                $0.32      $0.04                 $   0.38      $  (0.77)


Other Information
-----------------
End of period goodwill asset                                                                     $   47.4      $   47.4

End of period property and casualty net reserves as of:
      December 31, 2003                                                                          $  320.9
      September 30, 2003                                                                            308.0
      June 30, 2003                                                                                 285.4
      March 31, 2003                                                                                275.7
      December 31, 2002                                                                             272.6
      December 31, 2001                                                                             272.0
      December 31, 2000                                                                             249.8
      December 31, 1999                                                                             235.4